United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant's telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 30, 2011, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (the “Company”) entered into an employment agreement (the "Agreement") with Louis Castle to serve as the Company's Chief Strategy Officer beginning October 3, 2011.  Mr. Castle, age 46, was employed by Zynga Inc. from February 2011 to October 2011, where he served as the Vice President of Studios, focusing on the intersection of social media and gaming technologies.  Prior to Zynga Inc., he served as the Chief Executive Officer of InstantAction, Inc., a browser-based games company from July 2009 to December 2010. From 2003 to June 2009, Mr. Castle was Vice President of Creative Development at the Los Angeles studio of Electronic Arts, Inc., a publicly traded interactive entertainment software company.

The Agreement provides for a term of Mr. Castle's employment from October 3, 2011 through October 3, 2014, although the Company may terminate his employment at any time for any reason or for no reason.  The Agreement provides Mr. Castle with an annual base salary of $300,000.  Pursuant to the Agreement, Mr. Castle is entitled to participate in any bonus programs for the Company's executive officers and/or any individual performance bonus program authorized by the Company's Board of Directors (the "Board"). Effective for fiscal year 2012, Mr. Castle will be eligible for an annual cash bonus with a target bonus of no less than fifty percent of his annual base salary.

Pursuant to the Agreement, at the first regularly scheduled meeting of the Board after the commencement of Mr. Castle’s employment, Mr. Castle will be awarded options to purchase shares of the Company’s common stock (with an exercise price equal to the closing stock price on the date of grant) having an aggregate value (under the Black-Scholes valuation method) of $150,000 and restricted stock units having an aggregate value (based upon the closing stock price on the date of grant) of $150,000.  The options and the restricted stock units will each vest over a four-year period from the date of grant and the options expire ten years after grant.

Commencing with fiscal year 2012 and during the term of Mr. Castle’s employment, Mr. Castle shall be eligible to receive a special equity grant of restricted stock units (“RSUs”) based on the achievement of certain bonus objectives determined annually by the Chief Executive Officer.  The bonus objectives shall be based primarily on objective measures of Company financial performance and may include more qualitative measures, such as his contributions to the Company, achievement of revenue and budget objectives and/or R&D deliverable goals.  The special equity grant for achievement of all of the bonus objectives will be an amount of RSUs having an aggregate value (based upon the closing stock price on the date of grant) equal to fifty percent of Mr. Castle’s annual base salary at the time of the grant, but the actual amount of RSUs may exceed fifty percent of the annual base salary up to a maximum of two times the annual base salary based on overachievement of the bonus objectives as adopted and determined by the Chief Executive Officer. The RSUs shall vest at the rate of twenty-five percent per year, beginning on the date of grant and continuing for 3 years thereafter on each successive annual 12-month anniversary date after the date of grant, provided that, on each such annual anniversary date, Mr. Castle is still employed on a full-time basis by the Company.

In the event of any termination of Mr. Castle's employment with the Company without cause, for good reason, or if the employment period expires and the Company does not renew or extend Mr. Castle's employment, then Mr. Castle shall receive (i) his accrued annual base salary earned but not yet paid through the termination date, (ii) severance in an amount equal to one-half of his annual base salary paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company, (iii) a lump sum amount equal to his accrued but unused vacation days, and (iv) in exchange for the restrictive covenants contained in the Agreement, an amount equal to one-half of his annual base salary paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company.  In addition, through the earlier of (i) twelve months from the termination date or the maximum number of months that COBRA coverage is available by law, whichever is less, or (ii) Mr. Castle's date of employment by a subsequent employer, the Company shall pay the premiums for Mr. Castle's (and his spouse's and dependents' if applicable) COBRA coverage.

In the event of Mr. Castle's death or disability (as defined in the Agreement), Mr. Castle or his estate shall receive a lump sum payment equal to his accrued annual base salary earned but not yet paid through the termination date, an amount equal to six months of his annual base salary, and his accrued but unused vacation days.  In such event, the Company shall pay six months health coverage for him, his spouse and dependents, and any disability or life insurance benefits.  In addition, all of Mr. Castle's equity shall accelerate and immediately vest.

Concurrent with entering into the Agreement, Mr. Castle resigned from his position on the Board. Mr. Castle served as a member of the Board from March 2005 until his resignation.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

There are no family relationships between Mr. Castle and any director or executive officer of the Company.  There are no transactions involving Mr. Castle and the Company that are required to be reported pursuant to Section 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1	Employment Agreement, effective as of October 3, 2011, between Shuffle Master, Inc. and Louis Castle.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Shuffle Master, Inc.

Date: October 6, 2011	/s/ MICHAEL GAVIN ISAACS
Michael Gavin Isaacs
Chief Executive Officer

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